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                                      23.1

                               CONSENT OF KPMG LLP

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Independent Auditors' Consent

The Board of Directors
The Sports Club Company, Inc.


We consent to incorporation by reference in the Registration Statement (No. 333-26421) on Form S-8 and the Registration Statement (No. 333-38459) on Form S-3 of The Sports Club Company, Inc. of our report dated February 23, 2002, except as to Note 15 which is as of March 18, 2002, relating to the consolidated balance sheets of The Sports Club Company, Inc as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and the related financial statement schedule, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of the Sports Club Company, Inc.

KPMG LLP

Los Angeles, California
March 29, 2002

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